Exhibit 99.1

CTG Announces 10b5-1 Plan to Facilitate Continued Share Repurchases

BUFFALO, N.Y., July 6, 2017 – CTG (NASDAQ: CTG), an information technology (IT) solutions and services company, today announced it has extended its systematic repurchase plan under Rule 10b5-1 of the Securities and Exchange Commission (the “Plan”) to facilitate the continued repurchase of shares as part of its existing stock buyback program. The Plan enables shares to be purchased during an otherwise self-imposed blackout period between quarter-end and the reporting of the Company’s financial results. The Company had approximately $5.5 million available under its outstanding repurchase authorization as of June 30, 2017.

The Plan is effective from July 7, 2017 until the day following the Company’s release of its 2017 second quarter financial results. The Plan allows for the repurchase of shares during the time following the close of a quarter and the announcement of quarterly financial results when the Company’s stock repurchase policy does not allow for the direct purchase of shares by the Company. Repurchases are subject to SEC regulations as well as certain price, market, volume, and timing constraints specified in the Plan. The Plan does not require that any shares be purchased.

About CTG

CTG provides industry-specific IT services and solutions that address the business needs and challenges of clients in high-growth industries in North America and Western Europe. CTG also provides strategic staffing services for major technology companies and large corporations. Backed by more than 50 years of experience and proprietary methodologies, CTG has a proven track record of reliably delivering high-value, industry-specific staffing services and solutions to its clients. CTG has operations in North America, Western Europe, and India. The Company regularly posts news and other important information online at www.ctg.com.

Investors and Media:

John M. Laubacker, Chief Financial Officer

(716) 887-7368